 EX‑35.9

 (logo) LNR

          Partners, LLC

ANNUAL STATEMENT OF COMPLIANCE

OF

LNR PARTNERS, LLC

The undersigned, Job Warshaw, being the President of LNR Partners, LLC (the "Special Servicer"), as special servicer under the applicable Pooling and Servicing Agreement for the transactions listed on Schedule I hereto, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, on behalf of the Special Servicer, solely in his capacity as an authorized officer of the Special Servicer and not in his individual capacity, as follows:

1. A review of the activities performed by the Special Servicer during the period commencing on January 1, 2016 and ending on December 31, 2016 (or any other shorter period set forth on Schedule I hereto) (the "Reporting Period"), and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review and using the applicable servicing criteria under Item 1122 of Regulation AB, the Special Servicer has fulfilled its obligations under the applicable Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR Partners, LLC,

a Florida limited liability company

By: /s/ Job Warshaw

Job Warshaw

President

Dated: February 22, 2017

1601 Washington Avenue ∙ Suite700 ∙ Miami Beach, Florida 33139-3164

Telephone: (305) 695-5600 ∙ Fax: (305)695-5601

Schedule I

MSBAM 2015-C24

Morgan Stanley Bank of America Merrill Lynch Trust 2015-C24, Commercial Mortgage Pass-Through Certificates, Series 2015-C24

Morgan Stanley Capital I Inc.

1221 Avenue of the Americas

New York NY 10020

James Y. Lee

Morgan Stanley Capital I Inc.

1585 Broadway

New York NY 10020

attention: Jane Lam

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

Att: MSBAM 2015-C24

New York NY 10016

Group

Wells Fargo Bank, N.A.

9062 Old Annapolis Road

Columbia MD 21045

Group Notices